As filed with the Securities and Exchange Commission on February 1, 2019
Registration No. 333-215124

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WildHorse Resource Development Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-3470246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Address of Principal Executive Offices) (Zip Code)

WildHorse Resource Development Corporation
2016 Long Term Incentive Plan
(Full Title of the Plan)

James R. Webb
Executive Vice President – General Counsel and Corporate Secretary
6100 North Western Avenue
Oklahoma City, Oklahoma 73118
(405) 848-8000
(Name and Address of Agent For Service) (Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following registration statement of Brazos Valley Longhorn, L.L.C., formerly WildHorse Resource Development Corporation (the “Registrant”), on Form S-8 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-215124, filed with the SEC on December 16, 2016, registering 10,463,750 shares of common stock, par value $0.01 per share, under the WildHorse Resource Development Corporation 2016 Long Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of October 29, 2018, by and among Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), Coleburn Inc., a Delaware corporation and wholly-owned subsidiary of Chesapeake (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”) on February 1, 2019, with the Registrant surviving the Merger as a wholly owned subsidiary of Chesapeake. Immediately following the effective time of the Merger, the Registrant merged with and into Brazos Valley Longhorn, L.L.C., a wholly owned limited liability company subsidiary of Chesapeake (“BVL”), with BVL continuing as a wholly owned subsidiary of Chesapeake.
As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities the Registrant registered that remain unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Brazos Valley Longhorn, L.L.C., as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the above referenced Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on February 1, 2019.

BRAZOS VALLEY LONGHORN, L.L.C. (successor in interest to WildHorse Resource Development Corporation)

By:	/s/ James R. Webb
Name:	James R. Webb
Title:	Executive Vice President – General Counsel and Corporate Secretary
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.